Exhibit 99.1

management’s discussion and analysis of financial condition and results of operations

The following discussion and analysis provides information which PCT’s management believes is relevant to an assessment and understanding of PCT’s consolidated results of operations and financial condition. The discussion should be read together with the audited annual consolidated financial statements, together with related notes thereto, included elsewhere in this document. This discussion may contain forward-looking statements based upon current expectations that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors.. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of PCT and its consolidated subsidiaries.

Overview

PCT is commercializing a patented purification recycling technology (the “Technology”), originally developed by The Procter & Gamble Company (“P&G”), for restoring waste polypropylene into resin with near-virgin characteristics. We call this resin ultra-pure recycled polypropylene (“UPRP”), which has nearly identical properties and applicability for reuse as virgin polypropylene. PCT has a global license for the Technology from P&G. We are currently building our first commercial-scale plant in Ironton, Ohio, which is expected to have nameplate capacity of approximately 107 million pounds/year when fully operational. Production is expected to commence in late 2022 and the plant is expected to be fully operational in 2023. We have contracted all of the feedstock and offtake for this initial plant. Our goal is to create an important new segment of the global polypropylene market that will assist multinational entities in meeting their sustainability goals, provide consumers with polypropylene-based products that are sustainable, and reduce overall polypropylene waste in the world’s landfills and oceans.

PCT intends to build new recycling production facilities globally, with the goal of having approximately 30 commercial lines operational by 2030 and approximately 50 by 2035. In addition to our first plant in Ironton, Ohio, we currently expect the next plants to be located in the United States, followed by Europe. Additional expansion in the United States is expected to include a scaled up “cluster” site model. Pre-engineering for the design and installation of multiple commercial lines in a single cluster site is currently underway and is expected to create efficiencies across the construction and permitting processes, as well as reduce average capital expenditures per plant and reduce overall operating costs. From this next wave of expansion PCT expects to have approximately 1 billion pounds of installed capacity by the end of 2024.

PCT is regarded as a leader in polypropylene recycling and polymers sustainability. The Company's Feedstock Evaluation Unit (“FEU”), which has been operational since July of 2019, is a smaller scale replica of the Phase II Facility currently under construction. The FEU was designed to simulate commercial production and validate for PCT’s customers and suppliers the viability of our process, which has helped PCT secure 20+ year signed offtake agreements and supply agreements with blue chip partners and industry players. Since the commissioning of the FEU, PCT has successfully processed approximately 145 feedstocks from the US and Europe and produced recycled polypropylene nearly identical to virgin polypropylene.

The Technology has been evaluated by third parties with a focus on the Technology's efficacy and commercial scalability. Certain of our strategic partners have conducted testing on PCT's UPRP. In these evaluations, PCT's UPRP compared favorably to virgin polypropylene in common Food & Beverage industry benchmarks for melt flow and mechanical properties, purity, and function (lift decay, hinge break, and impact resistance).

The Business Combination

On March 17, 2021, PureCycle consummated the previously announced business combination (“Business Combination”) by and among Roth CH Acquisition I Co., a Delaware corporation (“ROCH”), Roth CH Acquisition I Co. Parent Corp., a Delaware corporation and wholly owned direct subsidiary of ROCH (“ParentCo”), Roth CH Merger Sub LLC, a Delaware limited liability company and wholly owned direct subsidiary of Parent Co (“Merger Sub LLC”), Roth CH Merger Sub Corp., a Delaware corporation and wholly owned direct subsidiary of Parent Co (“Merger Sub Corp”) and PureCycle Technologies LLC (“PCT LLC”) pursuant to the Agreement and Plan of Merger dated as of November 16, 2020, as amended from time to time (the “Merger Agreement”).

Upon the completion of the Business Combination and the other transactions contemplated by the Merger Agreement (the “Transactions”, and such completion, the “Closing”), ROCH changed its name to PureCycle Technologies Holdings Corp. and became a wholly owned direct subsidiary of ParentCo, PCT LLC became a wholly owned direct subsidiary of PureCycle Technologies Holdings Corp. and a wholly owned indirect subsidiary of ParentCo, and ParentCo changed its name to PureCycle Technologies, Inc.

PCT’s Common Stock, Units and Warrants are listed on NASDAQ under the symbols “PCT,” “PCTTU” and “PCTTW,” respectively.

In connection with the Business Combination, ROCH entered into subscription agreements with certain investors (the “PIPE Investors”), whereby it issued 25.0 million shares of ROCH common stock at $10.00 per share (the “PIPE Shares”) for an aggregate purchase price of $250.0 million (the “PIPE Financing”), which closed simultaneously with the consummation of the Business Combination. Upon the Closing of the Business Combination, the PIPE Investors were issued shares of the Company’s Common Stock.

Former PCT LLC unitholders will be issued up to 4.0 million additional shares of the Company’s Common Stock if certain conditions are met (the “Earnout”). The former PCT LLC unitholders will be entitled to 2.0 million shares if after six months after the Closing and prior to or as of the third anniversary of the Closing, the closing price of PCT’s Common Stock is greater than or equal to $18.00 over any 20 trading days within any 30-trading day period. The former PCT LLC unitholders will also be entitled to 2.0 million shares upon the Phase II Facility becoming operational, as certified by Leidos Engineering, LLC (“Leidos”), an independent engineering firm, in accordance with criteria established in agreements in connection with construction of the plant.

The Business Combination was accounted for as a reverse recapitalization and ROCH was treated as the “acquired” company for accounting purposes. The Business Combination was accounted as the equivalent of PCT LLC issuing units for the net assets of ROCH, accompanied by a recapitalization. Accordingly, all historical financial information presented in these condensed consolidated interim financial statements represents the accounts of PCT LLC “as if” PCT LLC is the predecessor to the Company. The units and net loss per unit, prior to the Business Combination, have been adjusted to share amounts reflecting the exchange ratio established in the Business Combination.

Business Highlights

We are a pre-commercial company and our future financial condition and operating performance will depend on our ability to successfully begin, sustain and expand the manufacturing and sale of UPRP, as discussed below, which in turn is subject to significant risks and challenges, including, but not limited to, those factors discussed and identified in public filings made with the SEC by PCT.

According to the 2017 United States National Postconsumer Plastic Bottle Recycling Report published by The Association of Plastic Recyclers and the American Chemistry Council, global demand for virgin or near-virgin polypropylene is expected to exceed 200.0 billion pounds by 2024, of which approximately 27% is expected to come from the United States. However, less than 1% of U.S. polypropylene was recycled as of 2019 according to the American Chemistry Council.

We apply a unique resin purification process to produce near-virgin quality polypropylene resin using waste polypropylene feedstock. The physical purification process separates colors, contaminants and odors from waste polypropylene to achieve a potentially “food grade” product while also expanding the range of feedstock quality in comparison to traditional polypropylene recycling.

P&G, which designed and owns the patents to the Technology for manufacturing UPRP, granted us an exclusive, worldwide license to their patents and other intellectual property for the manufacture of recycled polypropylene (the “License Agreement”). The License Agreement was granted for the duration of the relevant patents and we, in turn, granted back a limited sublicense to P&G for the same period, including to any intellectual property Improvements (as defined in the License Agreement) made by us, allowing P&G to produce or sublicense the production of up to a certain amount of UPRP worldwide per year for a set period of time and up to a certain higher threshold of UPRP per region (the License Agreement defines six separate geographic regions) per year thereafter. The exclusivity period terminates with the last to expire of the licensed patents. Patents expire at or near twenty years from their earliest effective filing date in the United States Patent and Trademark Office. The first of the licensed patents was filed in June 2016 and have an expected expiration date of June 2036. The most recent patents were filed in 2019 and expire in 2039.

P&G has the right to purchase UPRP, at “most favored nation” pricing, from the Phase II Facility in its first year of operations at a guaranteed minimum amount and a guaranteed minimum amount each year thereafter. Following the opening of our second plant, P&G will have the right to annually purchase a certain amount or maximum percentage of our total manufacturing capacity each year, whichever is greater. The License Agreement provides for royalties to P&G on production sold to third parties, with the royalty rate upon commencement of production ranging from 0.25% to 7.0% driven by the number of plants, product pricing and time. Pursuant to the License Agreement, we prepaid a portion of this royalty amount in April 2019. The License Agreement may be subject to stepped up royalty rates, become non-exclusive or become subject to termination by P&G in certain circumstances, including if we fail to meet mutually agreeable resin technical specifications within six months of the start of operations at the Phase II Facility, are unable or unwilling to provide P&G with the aforementioned UPRP offtake quantity on terms specified in the License Agreement, if we fail to pay required royalties or upon a change of control (excluding the Business Combination). See the section entitled “Description of PCT Business — Intellectual Property.”

Additionally, P&G has the right to produce or sublicense the production of UPRP using its technology, which may cause us to come into competition with P&G or its sublicensees. In the event this takes place, these companies will have access to the same technology and may not be subject to royalties or may enjoy preferential royalty terms. Competition may drive down pricing and, to the extent such future competitors are able to produce UPRP more efficiently than we are, our margins and profits could be adversely affected. In addition, any breach by us of certain terms of the License Agreement may entitle P&G to terminate the License Agreement or make it non-exclusive, which would have a material and adverse impact on our business, financial condition and results of operations.

Effective January 1, 2021, we entered into an agreement with P&G to provide certain research assistance through June 30, 2021. Under the terms of the agreement, we are obligated to pay P&G $0.5 million for such services.

Multiple large corporations have specifically committed to reducing their plastics footprint, resulting in premium pricing for recycled polypropylene relative to its virgin counterpart. PCT has entered into legally binding offtake agreements with three blue-chip customers for the purchase of UPRP from the production expected at the Phase II Facility at premium prices relative to virgin polypropylene. These commitments account for a minimum of 47.5 million pounds of the Phase II Facility’s annual production capacity. Combined with the three additional secured offtake agreements, a minimum of 63 million pounds of total capacity is committed at PCT’s sole option, up to a quantity of 138 million pounds per year at PCT’s sole option. The terms of these offtake agreements range from 3 to 7 years and we have entered into several offtake letters of intent with other potential customers. We have also secured the feedstock required to run the Phase II Facility at its 107 million pounds nameplate capacity for at least the first 3 years.

Pursuant to one binding offtake term sheet with a blue-chip customer, entered into on April 22, 2020 (and subsequently amended, the “Pre-Purchase Term Sheet”), PCT and PCO agreed to work in good faith with a third party to finalize an Offtake Agreement. On March 16, 2021, PCT received a $5.0 million pre-payment under the Pre-Purchase Term Sheet for future receipt of UPRP meeting certain purity, color and other technical specifications set forth in the Pre-Purchase Term Sheet. Additionally, PCT and PCO agreed to allocate to, and at the option of, the Pre-Purchase Term Sheet’s counterparty, between five to eight million pounds of UPRP over each of the next 20 years. Furthermore, the Pre-Purchase Term Sheet provides for the reimbursement of the $5.0 million pre-payment upon PCT’s failure to (1) proceed with the construction and commissioning of the Phase II Facility; (2) begin commercial production and delivery of UPRP by January 2, 2023 and (3) provide the counterparty with certain agreed-upon rebate payments (the “Reimbursement”). Lastly, PCT and PCO agreed not to enter into any strategic partnership agreement or offtake agreement with a competitor of the Purchase Term Sheet’s counterparty until the fourth quarter of 2021, six months after the counterparty’s subsequent receipt of UPRP. Innventure LLC (then known as We-Innventure LLC), unconditionally guaranteed PCT’s obligation to make the Reimbursement pursuant to a separate guaranty entered into with the Pre-Purchase Term Sheet counterparty on April 22, 2020.

Completion of the Phase II Facility and Expansion of Our Manufacturing Footprint

Construction of our first manufacturing plant, the “Phase II Facility” or “Plant 1,” began in October 2020. The plant is on the 26-acre site of a former Dow Chemical plant near the Ohio River and close to rail, highway and barge transportation. We expect the Phase II Facility to be commercially operational by the end of 2022, with an annual production capacity of 107 million pounds expected by 2023.

Our initial testing production line — the Feedstock Evaluation Unit (“FEU” or “Phase I Facility”) — was developed to test and optimize the efficiency and throughput of our recycling process, was completed in July 2019 and will remain a critical component for testing feedstock for polypropylene content. The next phase is to construct, renovate, equip and install an approximately 150,000 square foot facility housing commercial-scale equipment including the repurposing of a number of existing buildings for feedstock pre-processing, feedstock storage, and utilities. An additional building has been leased for feedstock pre-processing research and development. We estimate the total remaining cost to complete the Phase II Facility at approximately $265.9 million.

The timely completion of our construction of the Phase II Facility depends on several factors, some of which are outside of our control. We have contracted the construction to several third parties. One contractor will repurpose existing buildings, another will construct the core purification process equipment, and several others will supply certain pre-processing equipment. In addition, PCT is required to obtain or modify certain additional construction permits for the timely completion of the Phase II Facility. All permits are currently either secured or in the process of being secured.

While our contractors are subject to performance guarantees that equipment will be free from defects for 12 months and PCT’s key contractors are subject to delay damage liability in the event that the Phase II Facility is not delivered by the fourth quarter of 2022, there is no assurance that the Phase II Facility will be completed at our anticipated cost, that it will become operational on our anticipated timeline, or that any indemnity for delay will be sufficient to compensate us for the consequences of the defect or delay, such as the termination of or loss of exclusivity under the License Agreement. In the event that the Phase II Facility is completed above anticipated cost then PCT is responsible for construction cost overruns.

Basis of Presentation

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements have been prepared assuming that we will continue as a going concern. See Note 1 in the accompanying consolidated financial statements for further details.

Components of Results of Operations

Revenue

To date, we have not generated any operating revenue. We expect to begin to generate revenue by the end of 2022, which is when we expect the Phase II Facility to become commercially operational.

Operating Costs

Operating expenses to date have consisted mainly of personnel costs (including wages, salaries and benefits) and other costs directly related to operations at the Phase I Facility, including rent, depreciation, repairs and maintenance, utilities and supplies. Costs attributable to the design and development of the Phase II Facility are capitalized and will be depreciated over the useful life of the Phase II Facility, which we expect to be approximately 40 years. We expect our operating costs to increase substantially as we continue to scale operations and increase headcount.

Research and Development Expense

Research and development expenses consist primarily of costs related to the development of our facilities and licensed product. These include mainly personnel costs and third-party consulting costs. In 2019 and 2020, our research and development expenses were related primarily to the development of the Phase I Facility and design and development of our UPRP Process. We expect our research and development expenses to increase for the foreseeable future as we increase investment in feedstock evaluation, including investment in new frontend feedstock mechanical separators to improve feedstock purity and increase the range of feedstocks PCT can process economically. In addition, we are increasing our in-house feedstock analytical capabilities, which will include additional supporting equipment and personnel.

Selling, General and Administrative Expense

Selling, general and administrative expenses consist primarily of personnel-related expenses for our corporate, executive, finance and other administrative functions and professional services, including legal, audit and accounting services. We expect our selling, general, and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Results of Operations

Comparison of years ended December 31, 2020 and 2019

The following table summarizes our operating results for the years ended December 31, 2020 and 2019:

	Years ended December 31,
(in thousands, except %)	2020	2019	$ Change	% Change
Costs and expenses
Operating costs	$8,603	$5,966	2,637	44%
Research and development	648	526	122	23%
Selling, general and administrative	39,525	11,478	28,047	244%
Total operating costs and expenses	48,776	17,970	30,806	171%
Interest expense	7,954	1,012	6,942	686%
Other (income) expense	111	330	(219)	(66%)
Net loss	$56,841	$19,312	37,529	194%

Operating Costs

The increase was primarily attributable to an increase in repairs and maintenance expense of $1.3 million, higher depreciation expense of $1.0 million following the Phase I Facility’s placement into service in July 2019, and an increase in consulting and professional fees of $0.5 million.

Research and Development Expenses

The research and development expenses remained mostly consistent for each period.

Selling, General and Administrative Expenses

The increase was primarily attributable to higher wages and salaries of $9.0 million and higher personnel costs and equity based compensation of $4.2 million related to wages and salaries and operating outside services, reflecting the hiring of operational staff at the Phase I Facility and filling of key positions in general sales, operations, and human resources, increase in P&G warrants expense of $5.1 million, higher consulting and professional fees of $2.9 million, and transaction costs of $6.2 million.

Interest Expense

The increase was primarily attributable to interest on the Revenue Bonds and convertible notes of $5.8 million, with the remaining increase attributable to interest on notes paid off during the year.

Other Income/Expense

The other expense remained mostly consistent for each period.

Liquidity and Capital Resources

We have not yet begun commercial operations and we do not have any sources of revenue. Our ongoing operations have, to date, been funded by a combination of equity financing through the issuance of units and debt financing through the issuance of Convertible Notes and Revenue Bonds and the Closing of the Business Combination. As of March 31, 2021, we had cash and cash equivalents on hand of $570.1 million. Of the total cash balance, $317.5 million is included in Restricted cash on the Condensed Consolidated Balance Sheet. This balance is restricted in terms of use based on the Loan Agreement and requires PCO to use the proceeds of the Revenue Bonds exclusively to construct and equip the Phase II Facility, fund a debt service reserve fund for the Series 2020A Bonds, finance capitalized interest, and pay the costs of issuing the Revenue Bonds. For the three months ended March 31, 2021, which is the first-time the restricted cash was available to be used, PCO used $9.0 million. We also had $310 million in debt, less $20.7 million of discount and issuance costs, as of March 31, 2021.

Further, in conjunction with the closing of the Business Combination, PCT received $326.0 million of gross proceeds related to the transaction closing and the release of the PIPE investment funds. The gross proceeds were offset by $27.9 million of capitalized issuance costs.

The proceeds and Restricted cash described above are intended to be used for the construction of our Phase II Facility, which we currently estimate has $265.9 million in remaining cost to complete, approximately $8.0 - 10.0 million related to designing and building our overall global digital footprint, as well as for other general corporate purposes.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. See Note 1 in the accompanying consolidated financial statements for further details. We believe that our existing cash and cash equivalents, the proceeds of the Revenue Bonds financing and Convertible Notes offering and the proceeds of the Business Combination and related PIPE Investment, taken together, will be sufficient to meet our projected cash requirements for at least the next 12 months from the date of this document.

Our future capital requirements will depend on many factors, however, including actual construction costs for our Phase II Facility, the construction of additional plants, funding needs to support our business growth and to respond to business opportunities, challenges or unforeseen circumstances. If our forecasts prove inaccurate, we may be required to seek additional equity or debt financing from outside sources, which we may not be able to raise on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be adversely affected.

Paycheck Protection Program

On May 4, 2020, the Company entered into a Paycheck Protection Program (the “Program”, or “PPP”) Term Note with PNC Bank to obtain principal of $313,500. This note is issued pursuant to the Coronavirus Aid, Relief, and Economic Security Act’s (the “CARES Act”) (P.L. 116-136) Paycheck Protection Program. During a period from May 4, 2020 until the forgiveness amount is known, (“Deferral Period”), interest on the outstanding principal balance will accrue at the Fixed Rate of 1% per annum, but neither principal nor interest shall be due during the Deferral Period. The Company applied for loan forgiveness as of December 31, 2020 and on April 9, 2021 the Small Business Administration remitted to the lender $313,500 in principal and $3,000 in interest for forgiveness of the PPP Loan.

Indebtedness

Revenue Bonds

In October 2020, we entered into a project financing arrangement, whereby the Southern Ohio Port Authority (the “Authority”), an Ohio port authority and political subdivision in Scioto County, Ohio, issued its Exempt Facility Revenue Bonds (PureCycle Project), including tax-exempt senior secured bonds in the aggregate principal amount of $219.55 million (the “Series 2020A Bonds” or the “Senior Bonds”), tax-exempt subordinate secured bonds in the aggregate principal amount of $20.0 million (the “Series 2020B Bonds” or the “Tax-Exempt Subordinate Bonds”) and taxable subordinate secured bonds in the aggregate principal amount of $10.0 million (the “Series 2020C Bonds” or the “Taxable Subordinate Bonds” and together with the Series 2020A and Series 2020B Bonds, the “Revenue Bonds”). The Series 2020A Bonds were issued in three terms and with a total original issue discount of $5.5 million, resulting in net proceeds of $214.1 million, while the Series 2020B Bonds, issued in two terms, and the Series 2020C Bonds, issued in a single term, were issued at par. The discount is amortized over the term of the Revenue Bonds using the effective interest method. The purchase price for the Revenue Bonds was paid and immediately available to the Authority on October 7, 2020, the date of delivery of the Bonds to their original purchaser. Issuance costs related to the Revenue Bonds, which will be recognized on a deferred basis over the life of the debt, aggregated $12.62 million.

Pursuant to a Loan Agreement dated as of October 1, 2020 (the “Loan Agreement”), between the Authority and PureCycle: Ohio LLC, our indirect, wholly-owned subsidiary (“Purecycle Ohio”), the Authority loaned a portion of the proceeds of the Revenue Bonds to Purecycle Ohio for the purpose of funding a portion of the costs of acquisition, construction, installation and equipping of a recycling facility in Ironton, Ohio for the conversion of waste polypropylene from post-consumer plastics into recycled polypropylene, including the Feedstock Evaluation Unit (the “Project”), paying certain costs of issuance of the Revenue Bonds, and funding a debt service reserve fund for the Senior Bonds and funding capitalized interest on the Revenue Bonds.

The Revenue Bonds are special obligations of the Authority issued under an Indenture of Trust dated as of October 1, 2020 (the “Indenture”), between the Authority and UMB Bank, N.A., as trustee (the “Revenue Bonds Trustee”) payable solely from the Trust Estate consisting of the Authority’s right, title and interest in and to Purecycle Ohio’s Gross Revenues (as defined therein) and moneys in certain funds and accounts established by the Indenture or the Loan Agreement and held by the Revenue Bonds Trustee. The Revenue Bonds are further secured by a mortgage, an equity pledge, a security agreement, a collateral assignment to the Revenue Bonds Trustee of each of the Project Documents (as defined in the Indenture), including without limitation Purecycle Ohio’s sublicense to the Technology, its feedstock supply agreements and offtake agreements. Pursuant to the terms of the Loan Agreement, Purecycle Ohio executed three promissory notes, one in the aggregate principal amount of each series of Revenue Bonds, in favor of the Authority, which were assigned to the Revenue Bonds Trustee on October 7, 2020.

Interest on the Revenue Bonds is payable semi-annually on June 1 and December 1 of each year, until maturity. The Loan Agreement requires Purecycle Ohio to make periodic principal prepayments, reflecting the Authority’s obligation to mandatorily redeem a portion of the Revenue Bonds from time to time (“the sinking fund redemption amounts”), beginning in 2024, according to a mandatory sinking fund schedule. We incurred $4.3 million and $0, respectively, of interest cost during the years ended December 31, 2020 and 2019. As the Revenue Bond proceeds will be used to construct our property, plant and equipment, a portion of the interest costs incurred was capitalized within Property, Plant and Equipment.

The following table sets forth the original stated principal amounts, interest rates, final maturity dates and mandatory principal repayments according to the mandatory sinking fund schedule applicable to Purecycle Ohio’s obligations under the Loan Agreement, in relation to each relevant term of the Revenue Bonds:

($ in millions)	Original Principal Amount	Interest Rate	Final Maturity Date	Mandatory Principal Repayment
Series 2020A
Term 1	$12.37	6.25%	December 1, 2025	Semi-annual payment of $2.9 million beginning on June 1, 2024 and incrementally higher semi-annual payments thereafter
Term 2	38.70	6.50%	December 1, 2030	Semi-annual payment of $3.3 million beginning on June 1, 2026 and incrementally higher semi-annual payments thereafter
Term 3	168.48	7.00%	December 1, 2042	Semi-annual payment of $4.6 million beginning on June 1, 2031 and incrementally higher semi-annual payments thereafter
Series 2020B
Term 1	10.00	10.0%	December 1, 2025	Semi-annual payment of $0.2 million beginning on June 1, 2024 and incrementally higher semi-annual payments thereafter(1)
Term 2	10.00	10.0%	December 1, 2027	Semi-annual payment of $0.2 million beginning on June 1, 2024 and incrementally higher semi-annual payments thereafter(2)
Series 2020C	10.00	13.0%	December 1, 2027	Semi-annual payment of $0.1 million beginning on June 1, 2024 and incrementally higher semi-annual payments thereafter(3)
Total	$249.55

(1)   Principal due at December 1, 2025 maturity of $9.5 million.

(2)   Principal due at December 1, 2027 maturity of $8.6 million.

(3)   Principal due at December 1, 2027 maturity of $8.8 million.

The Loan Agreement requires Purecycle Ohio to use the proceeds of the Revenue Bonds exclusively to construct and equip the Phase II Facility, fund a debt service reserve fund for the Series 2020A Bonds, finance capitalized interest, and pay the costs of issuing the Revenue Bonds. Construction of the Phase II Facility has commenced, production is expected to commence in late 2022, and the plant is expected to be fully operational in 2023. The Phase II Facility is expected to have an estimated useful life beyond the final maturity of the Revenue Bonds. Pursuant to the Indenture, the proceeds of the Revenue Bonds (net of costs of issuance) were placed in various trust funds and non-interest-bearing accounts established and administered by the Revenue Bonds Trustee under the Indenture. In addition, 100% of Purecycle Ohio’s revenue attributable to the production of the Phase II Facility must be deposited into a revenue escrow fund held by U.S. Bank National Association, as escrow agent. Funds in the trust accounts and revenue escrow account will be disbursed by the Revenue Bonds Trustee when certain conditions are met, and will be used to pay costs and expenditures related to the development of the Phase II Facility, make required interest and principal payments (including mandatory sinking fund redemption amounts) and any premium, in certain circumstances required under the Indenture, to redeem the Revenue Bonds.

The Revenue Bonds are secured by an Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 7, 2020 (the “Mortgage”) pursuant to which, among other things, Purecycle Ohio has granted a mortgage upon and security interest in the Mortgaged Land, Personal Property and Condemnation Awards (each as defined in the Mortgage), subject to Permitted Liens (as defined in the Indenture) and a Security Agreement dated as of October 7, 2020 (the “Security Agreement”) pursuant to which, among other things, Purecycle Ohio has granted a security interest in all of Purecycle Ohio’s assets and Gross Revenues (as defined in the Indenture). The Revenue Bonds are further secured by Purecycle Ohio’s sublicense rights to certain intellectual property, all right, title and interest to moneys in certain funds and accounts established pursuant to the Indenture and the Loan Agreement, and all equity interests in Purecycle Ohio, held by Purecycle Ohio’s sole member, PCTO Holdco.

We made a $60.0 million equity contribution to Purecycle Ohio in October of 2020 in connection with the Revenue Bond closing and contributed an additional $40.0 million of equity to Purecycle Ohio in connection with the Closing of the Business Combination. As of March 24, 2021, the Company had deposited all required contributions of equity to the Revenue Bonds Trustee, which equity contributions are held in trust under the Indenture and must be used for the construction of the Phase II Facility.

While we are not a direct obligor on the Revenue Bonds and are not a party to the Loan Agreement or the Indenture pursuant to which the Revenue Bonds have been issued, we have executed a Guaranty of Completion dated as of October 7, 2020 (the “Guaranty”), as the same has been amended and restated in an Amended and Restated Guaranty of Completion dated May 11, 2021 and effective as of October 7, 2020 (the “AR Completion Guaranty”), whereunder we guarantee the full and complete performance by Purecycle Ohio of its obligations with respect to design, permitting, installation, construction and completion of the Project, including construction by the Completion Date (as defined in the Indenture), free and clear of any liens (other than Permitted Liens) in accordance with the Plans and Specifications and the Construction Budget (each as defined in the Loan Agreement), the payment of all Project Costs (as defined in the Indenture) required for or incurred prior to completion of the Project, the payment by the Revenue Bonds Trustee of amounts necessary to cure any defaults under certain Consents described below, all claims, liabilities, losses and damages owed by Purecycle Ohio to each counterparty under the Construction Contract and Equipment Contract (as defined in the Indenture), and all claims, liabilities, losses and damages owed by Purecycle Ohio to the Counterparties (as defined herein) as discussed below. The AR Completion Guaranty required us to fund by January 31, 2021 and to maintain during the term of the Escrow Agreement dated October 7, 2020, between us and U.S. Bank National Association, as escrow agent (the “Escrow Agreement”) a Liquidity Reserve Escrow Fund (as defined in the Indenture) in the amount of $50 million (the “Liquidity Reserve”); provided that the Guaranty provided for an alternate funding schedule for the Liquidity Reserve Escrow Fund in the event we did not raise $250.0 million of equity by January 31, 2021. We funded the Liquidity Reserve Escrow Fund on March 24, 2021, upon the closing of the Business Combination. On May 11, 2021, we executed and delivered to the Revenue Bonds Trustee the AR Completion Guaranty, which broadens the purposes for which draws by the Revenue Bonds Trustee on the Liquidity Reserve may be utilized, extends the period during which the Liquidity Reserve must be maintained, includes conditions that would permit a reduction in the amount of the Liquidity Reserve required to be maintained by us, and includes conditions precedent to the elimination of the requirement that we replenish the Liquidity Reserve and to the termination of the AR Completion Guaranty and the Escrow Agreement, upon which terminations, the balance of the Liquidity Reserve will be returned to us. So long as there are any Series 2020A Bonds outstanding under the Indenture, the AR Completion Guaranty and the Escrow Agreement will remain in place upon the conditions stated in the AR Completion Guaranty. In connection with Purecycle Ohio’s obligations under the Security Agreement, Purecycle Ohio, as debtor, must deliver certain consent and agreements (the “Consents”) to the Revenue Bonds Trustee with respect to each agreement entered into in connection with the Project, each of which agreements is required under the Loan Agreement to be assigned to the Revenue Bonds Trustee. The forms of the Consents relating to a certain feedstock supply agreement from one supplier of feedstock to the Project (the “Supplier”) and from two purchasers of offtake from the Project (the “Offtakers” and together with the Supplier, the “Counterparties”) delivered to the Revenue Bonds Trustee contained terms inconsistent with the form of the Consent required under the Security Agreement. To address this, on May 11, 2021, the Company entered into the AR Completion Guaranty, the terms of which are summarized as follows: The Liquidity Reserve shall be maintained in the amount of $50.0 million, subject to replenishment by the Company until certain conditions stated in the AR Completion Guaranty relating to the following have been met: (i) the completion of construction and acquisition of the Project, (ii) the payment of all Project Costs, and (iii) the replacement of the assigned agreements of the Counterparties underlying the Consents relating to a certain feedstock supply agreement from the Supplier and certain offtake agreements from the Offtakers with one or more agreements between counterparties and Purecycle Ohio upon terms at least as favorable to Purecycle Ohio as the expired or terminated agreements, (a) for which a Consent that conforms to the form of Consent required by the Security Agreement is executed by the appropriate parties and provided to the Revenue Bonds Trustee, (b) which, in the case of supply of feedstock to the Project, provide in the aggregate for the supply of at least the minimum and maximum volumes of feedstock meeting substantially similar feedstock specifications as the Supplier had committed to supply under its expired or terminated feedstock supply agreement, and (c) which, in the case of purchase of offtake from the Project, provide in the aggregate for the purchase of the minimum and maximum volumes of offtake from the Project meeting substantially similar specifications as the Offtakers in the aggregate had committed to purchase from Purecycle Ohio under the expired or terminated offtake agreements. When the conditions stated in (i), (ii) and (iii) above have been satisfied but so long as there are Series 2020A Bonds outstanding under the Indenture, the Escrow Agreement shall remain in place but the Liquidity Reserve amount shall be reduced to $25.0 million and we shall no longer be required to replenish the amount of the reduced Liquidity Reserve if and when disbursements are made therefrom by the Revenue Bonds Trustee. If the conditions of (i) and (ii) have been met but only a portion of the feedstock and offtake contracted for by Counterparties, respectively, has been replaced under replacement agreements as aforesaid in (iii) above, then the Liquidity Reserve may be reduced only by the applicable proportion of the amounts stated in the AR Completion Guaranty which evidence the intent of the parties of the amount of value representing the supply or offtake of the agreements of the Counterparties, as applicable. When the conditions precedent of (i), (ii), and (iii) have been satisfied and there are no longer any Series 2020A Bonds then outstanding under the Indenture, then we shall have no obligation to maintain the reduced Liquidity Reserve amount, the AR Completion Guaranty and the Escrow Agreement shall terminate and the balance on deposit in the Liquidity Reserve Escrow Fund held by the escrow agent shall be returned to us.

So long as any Series 2020A Bonds remain outstanding under the Indenture, upon the occurrence of an Event of Default under the Loan Agreement or Indenture, if the Revenue Bonds Trustee takes control of the Liquidity Reserve Escrow Fund held by the escrow agent, such funds may be used for any purpose, including the payment of debt service on the Series 2020A Bonds, as may be determined by the Revenue Bonds Trustee or directed by a majority of the holders of the Series 2020A Bonds then outstanding.

Pursuant to the Escrow Agreement, only the Revenue Bonds Trustee, as secured party, can give direction to the escrow agent concerning the release or investment of the Liquidity Reserve Escrow Fund and sale and liquidation of its investments. We have no right to exercise any control over the Liquidity Reserve Escrow Fund and we are required under the AR Completion Guaranty to replenish the Liquidity Reserve amount if funds are withdrawn by the Revenue Bonds Trustee until the conditions described above have been met. The AR Completion Guaranty requires that funds be transferred from the Liquidity Reserve Escrow Fund to the Equity Account within the Project Fund (which fund was created under the Indenture and is held and maintained by the Revenue Bonds Trustee, and contains certain subaccounts, including the Equity Account, from which funds can be disbursed by the Revenue Bonds Trustee to pay Project expenses if certain conditions are met, as further described in the Loan Agreement) held by the Revenue Bonds Trustee under the Indenture if the contingency funds on deposit in the Equity Account are reduced to an amount below $21.2 million in order to maintain the contingency fund at that level. Upon the termination of the AR Completion Guaranty, our covenant not to finance, develop or construct a plastics recycling plant within a 250-mile radius of the Project shall remain in full force and effect until the Revenue Bonds are paid in full; provided we may participate in the financing, development or construction of an expansion and/or addition to the Project.

The AR Completion Guaranty provides that (i) we may not use any of the initial $250 million of equity required to have been raised, and which has been raised, by us under the AR Completion Guaranty for any future project of ours or any of our affiliates at a level greater than 30% of the total project cost prior to the date the AR Completion Guaranty terminates, and (ii) unless we have provided written evidence to the Revenue Bonds Trustee that we have $100 million (including the Liquidity Reserve amount) of equity to support our obligations under the AR Completion Guaranty, we may not contribute equity to any additional project in an amount greater than 30% of total project costs for such additional project prior to the date the AR Completion Guaranty terminates.

We must also provide evidence to the Revenue Bonds Trustee that we have at least $75.0 million and $100.0 million of cash (in each case, including the Liquidity Reserve) on our balance sheet by July 31, 2021 and January 31, 2022, respectively, or deliver an irrevocable direct-pay letter of credit for the benefit of the Revenue Bonds Trustee and for our account for these amounts, which provides the Revenue Bonds Trustee with the right to draw upon the same to fund our obligations under the AR Completion Guaranty.

The Loan Agreement contains certain customary financial and other covenants of Purecycle Ohio, including a prohibition on distributions to its members prior to January 1, 2024, and thereafter only if certain conditions are met, and two financial maintenance covenants. These include a debt service coverage ratio covenant and days cash on hand covenant, which are measured at the end of each fiscal year, commencing with the fiscal year ended December 31, 2023. The following table summarizes the requirements of the debt service coverage ratio and days cash on hand covenants.

	Definition per Indenture	Must retain independent consultant(1)	Event of Default
Debt service ratio
Senior Parity Coverage Requirement	The ratio of adjusted income (Net Income Available for Debt Service as defined in the Indenture) to the Maximum Annual Debt Service (principal, including mandatory sinking fund redemption amounts, interest and fees) of the Series 2020A Bonds and any parity indebtedness, determined in accordance with GAAP	150%	125%

Overall Coverage Requirement	The ratio of adjusted income (Net Income Available for Debt Service as defined in the Indenture) to the Maximum Annual Debt Service (principal, including mandatory sinking fund redemption amounts, interest and fees) of all of the Revenue Bonds and any parity indebtedness, based upon Audited Financial Statements.	110%	110%

Days Cash On Hand	The sum of unrestricted and unencumbered cash and cash equivalents and marketable debt and equity securities (as defined in the Indenture, with certain exceptions) divided by one day of operating expenses (calculated based on GAAP, including all scheduled debt service obligations payable during the period, and less depreciation and amortization)	75 days	60 days

(1) In accordance with the Loan Agreement, in the circumstances displayed in the table, we are required to retain an independent consultant, which must be approved by the majority of bondholders, to make recommendations to increase Net Income Available to Debt Service or Days Cash On Hand. We are required to transmit a copy of the independent consultant’s report to the Revenue Bonds Trustee and take such actions as will be in substantial conformity with such recommendations.

The Loan Agreement also restricts Purecycle Ohio, subject to certain baskets and exceptions, from incurring additional debt or liens, entering into derivatives, making asset sales, acquiring certain assets and making certain investments, licensing or sublicensing certain intellectual property and financing, developing, or constructing plastic recycling plants within a 250-mile radius of the Project. We are also required to maintain certain offtake and feedstock supply contracts and are allowed only certain transfers of property, plant and equipment and creation of liens. In addition, Purecycle Ohio is prohibited from making distributions on any membership interests (including to us), license fees or management fees relating to the Phase II Facility, prior to January 1, 2024, and beginning on January 1, 2024, Purecycle Ohio cannot make distributions unless the distribution test is satisfied, under the Loan Agreement.

In order to satisfy the distribution test, all of the following must be met: (A) the Senior Parity Coverage Ratio is at least 150%, the Overall Coverage Requirement is at least 110%, the Days Cash On Hand is at least 75 days with respect to the fiscal year prior to the date on which distributions are to be made, (B) no event of default has occurred and no condition exists which with the passage of time would constitute or become an Event of Default under the Bond Documents or Project Documents (as defined in the Indenture), (C) Purecycle Ohio has made all required deposits in various funds, and (D) there will remain following any distribution, no less than 75 Days Cash On Hand (“the distribution test”). Contributions from any member of Purecycle Ohio or Affiliate of a member of Purecycle Ohio shall be excluded from any calculations.

Certain Revenue Bonds are subject to redemption at Purecycle Ohio’s option at a progressively declining premium to par, beginning on the following dates:

($ in millions)	Principal Amount	Date subject to optional redemption	Redemption price
Series 2020A
Term 3	$168.48	December 1, 2027	103% beginning on December 1, 2027; price decreases 1% per year until price is at par
Series 2020B
Term 1	10.00	December 1, 2024	105%
Term 2	10.00	December 1, 2026	105%
Series 2020C	10.00	December 1, 2025	105% if redeemed before December 1, 2026; otherwise 104%
Total	$198.48

In addition, provided that no Subordinate Bonds shall be redeemed so long as any Senior Bonds remain outstanding, Purecycle Ohio may voluntarily redeem the Revenue Bonds at 103% of principal amount outstanding in the event that the Phase II Facility is damaged or destroyed and becomes inoperable or inaccessible to us resulting from damage to the facility or title taken by condemnation, as further described in the Indenture. The Revenue Bonds are also subject to mandatory redemption upon certain events, including the termination or expiration of the agreements under which we obtain the rights to commercialize UPRP using our licensed technology or Purecycle Ohio’s failure to make the additional $40.0 million equity contribution, or our failure to deposit to the Liquidity Reserve Escrow Fund $50.0 million, in each case by January 31, 2021. With the consent of the Majority Holders (as defined in the Indenture), we made the foregoing deposits on March 24, 2021. In addition, the tax-exempt Revenue Bonds are subject to mandatory redemption prior to maturity in whole in the event of the occurrence of a Determination of Taxability (as defined in the Indenture).

Convertible Notes Offering

On October 6, 2020, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with certain funds managed by Magnetar Capital LLC or its affiliates (“Magnetar Investors”), providing for the purchase of up to $60.0 million in aggregate principal amount of our Convertible Senior Secured Notes due 2022 (the “Convertible Notes”) issuable under an indenture dated as of October 7, 2020 (the “Magnetar Indenture”) between us and U.S. Bank National Association, as trustee and collateral agent.

On October 7, 2020, we issued $48.0 million in aggregate principal amount of Convertible Notes (the “First Tranche Notes”). On December 29, 2020, we issued $12.0 million in aggregate principal amount of Second Tranche Notes. In the event that the Business Combination was not consummated within 180 days of the entry into the Merger Agreement, the Second Tranche Notes were subject to a special mandatory redemption at a redemption price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest.

In connection with the Business Combination, we and each of our subsidiaries (the “Magnetar Guarantors”) was required to unconditionally guarantee, on a senior basis, all of our obligations with respect of the Convertible Notes. The Convertible Notes are our senior obligations and are fully and unconditionally guaranteed by the Magnetar Guarantors. On March 17, 2021, we entered into a supplemental indenture (the “Second Supplemental Indenture”) with PureCycle Technologies LLC, PureCycle Technologies Holdings Corp., and U.S. Bank, National Association, as trustee and collateral agent, pursuant to which (i) we and PureCycle Technologies Holdings Corp. agreed to guarantee our obligations under the Convertible Notes and (ii) we and PureCycle Technologies Holdings Corp. unconditionally assumed all of our obligations under the Convertible Notes and the Magnetar Indenture relating to, among other things, our obligations relating to the authorization, issuance and delivery of our common stock issuable upon conversion of the Convertible Notes.

Also, in connection with the Closing of the Business Combination, the Liens on all Collateral that secured the Convertible Notes and the Note Guarantees were automatically terminated and released (as such terms are defined in the Magnetar Indenture).

Also, on March 17, 2021, we signed the Joinder Agreement (the “Joinder Agreement”) to the Note Purchase Agreement. The Joinder Agreement made us a party to the Notes Purchase Agreement for purposes of the indemnification provisions therein. Execution of the Joinder Agreement was a closing condition to the Merger Agreement.

Under the Magnetar Indenture for the Convertible Notes, we and the Magnetar Guarantors will, subject to certain exceptions, be restricted from incurring indebtedness that ranks senior in right of payment to the Convertible Notes and if we or the Magnetar Guarantors incur pari passu indebtedness that is secured by a lien, we and such Magnetar Guarantors are required to also provide an equal and ratable lien in favor of the holders of the Convertible Notes. The Convertible Notes are subject to certain customary events of default.

Unless earlier converted, redeemed or repurchased in accordance with the terms of the Magnetar Indenture, the Convertible Notes will mature on October 15, 2022, subject to an extension that may be exercised at our sole discretion to April 15, 2023 with respect to 50% of the then outstanding Convertible Notes. The Convertible Notes will bear interest from their date of issue at a rate of 5.875% per year, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2021. Interest on the Convertible Notes is payable, at our option, entirely in cash or entirely in kind in the form of additional Convertible Notes. The first interest payment of $1,680,250 was due on April 15, 2021 and was paid entirely in kind, meaning that the principal amount of the Convertible Notes was increased by $1,680,250.

The Convertible Notes are convertible at the option of the holders at any time, until the close of business on the business day immediately preceding the maturity date. Following the consummation of the Business Combination, however, each holder was required to agree not to convert its Convertible Notes (except in connection with a Change of Control or Fundamental Change (each as defined in the Magnetar Indenture)) for a period not to exceed one hundred eighty (180) days following the consummation of the Business Combination, or September 13, 2021.

Following the consummation of the Business Combination, the conversion rate per $1,000 principal amount of Convertible Notes is approximately 144.4: the quotient of (A) $1,000 and (B) the SPAC Transaction PIPE valuation; provided that if the Equity Value of the Company in connection with the SPAC Transaction is greater than $775.0 million, the conversion rate will equal the product of (1) the amount that would otherwise be calculated pursuant to the clause set forth above and (2) a fraction equal to the Equity Value of the Company divided by $775.0 million (as such terms are defined in the Magnetar Indenture).

Immediately following the consummation of the Business Combination, 8,661,290 shares of our Common Stock were issuable upon conversion of the Convertible Notes. Following the in kind payment of the first interest payment for the Convertible Notes, which was made on April 15, 2021, 8,903,842 shares of our Common Stock were issuable upon conversion of the Convertible Notes. Up to 951,360 additional shares of our Common Stock will be issuable upon conversion of the Convertible Notes assuming all remaining interest payments are made to holders of the Convertible Notes entirely in kind and the maturity date of the Convertible Notes is extended through April 15, 2023 (from October 15, 2022) at our election with respect to 50% of the amount outstanding under the Convertible Notes at October 15, 2022 (as described above).

In connection with certain transactions resulting in a change of control (not including the Business Combination), the Convertible Notes will be convertible at the option of the holders until the 35th business day following the change of control becoming effective at an initial conversion rate equal to the quotient of $1,000 and 80% of the per share amount of consideration received by holders of common stock in such change of control transaction. In each case, the conversion rate is subject to adjustment under certain circumstances, including certain dilutive events, in accordance with the terms of the Magnetar Indenture.

If certain fundamental change or change of control transactions occur with respect to us, holders of the Convertible Notes may require the repurchase for cash of all or any portion of their Convertible Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

We may not redeem the Convertible Notes at our option at any time, and no sinking fund is provided for by the Magnetar Indenture.

Cash Flows

A summary of our cash flows for the periods indicated is as follows:

	Years Ended December 31,
(in thousands)	2020	2019
Net cash used in operating activities	$(17,953)	$(6,315)
Net cash used in investing activities	(29,812)	(5,882)
Net cash provided by financing activities	378,188	12,246
Cash and cash equivalents, beginning of year	150	101
Cash and cash equivalents, end of year	$330,573	$150

Cash Flows from Operating Activities.

The increase in net cash used in operating activities for the year ended December 31, 2020 compared to the same period in 2019 was primarily attributable to an increase in professional and consulting fees of $5.1 million, transaction costs of $4.4 million, interest paid of $2.1 million, and repairs and maintenance of $1.3 million, offset by a decrease in prepaid royalties of 1.1 million.

Cash Flows from Investing Activities.

The increase in net cash used in investing activities for the year ended December 31, 2020 compared to the same period in 2019 was primarily attributable to capital asset investment. In 2019 the amount was solely attributable to the construction of the Phase I Facility and in 2020 the amount was attributable to $20.2 million for the Phase II Facility as well as the purchase of the land and a building of $3.6 million.

Cash Flows from Financing Activities.

The increase in net cash provided by financing activities for the year ended December 31, 2020 compared to the same period in 2019 was primarily attributable to an increase of cash received from the issuance of revenue bonds of $235.5 million, issuance of convertible notes of $56.6 million, issuance of units of $96.3 million, offset by cash paid for the repayment of related party debt of $15.3 million and an additional repayment of debt of $6.1 million.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments as of December 31, 2020:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Contractual obligations:	(in thousands)
Long-Term debt obligations(1)	$309,550	$—	$60,000	$23,705	$225,845
Interest payments	254,621	24,445	40,436	36,038	153,702
Operating lease obligations(2)	466	143	182	141	—
	$564,637	$24,588	100,618	$59,884	$379,547

(1) Includes principal obligations related to the Revenue Bonds and Convertible Notes we entered into in October 2020 described in the “Liquidity and Capital Resources” section.

(2) Represents future minimum lease payments as of December 31, 2020 under our 2-year operating lease for office space in Florida. Includes future minimum lease payments for a 5-year operating lease entered into in January 2021 for office space in Lawrence County, Ohio.

We have not included our Feedstock agreements in the table above since the payment obligations under these agreements are contingent upon future events, such as the completion of Phase II Facility construction, funding requirements, quantity of feedstocks and IHS Index. The total minimum feedstock volume for all agreements, which are set to commence in 2022, amount to 60 million pounds of feedstock per year. The price per pound on the feedstock is variable, taking into account factors such as the quality of product, initial feedstock price, movements of price based on the fluctuations in the IHS Index, and product delivery point considerations. The Feedstock agreements are legally binding and contain a clause which allows for the termination of the agreement in the event we are unable to obtain sufficient financing by October 31, 2020, which is subject to negotiation and execution of a revised agreement.

We have not included our License Agreement in the table above since the obligations under this agreement are contingent upon future events, such as the completion of the Phase II Facility construction, funding requirements and quantity of P&G orders. P&G will receive royalties during the term of the license as a percentage of net sales to parties other than P&G at certain royalty rates based on the net price of the licensed product. The term of the License Agreement will terminate at the later of (a) the expiry date of the warrants or (b) upon expiration of the licensed patent held by P&G, unless terminated earlier. In addition, P&G has the option to purchase or assign offtake from the Phase II Facility at “most favored nation” pricing up to a certain amount in year one, and up to a certain higher amount per year or a percentage of nameplate capacity, whichever is greater, in each subsequent year of production. In 2019, we made a one-time, non- refundable, royalty-prepayment, which will be used to offset the future royalties payable to P&G under the License Agreement.

We have not included the Impact Sublicense Agreement (as defined below) in the table above since the obligations under this Impact Sublicense Agreement are contingent upon future events, such as PCT’s use of the sublicensed separation technology for purification treatment involving the P&G technology or not and either the volume of purified product produced using the Technology or a percent of Net Sales from the Licensed Product. The Impact Sublicense Agreement will remain in full force and effect until the last to expire of any of the Patents (as defined in the Impact Sublicense Agreement) that make up the sublicensed separation technology, unless terminated earlier due to a material breach of the Impact Sublicense Agreement, PCT’s failure to pay the Initial License Fee (as modified) or royalties or the bankruptcy of PCT. The last of the Patents that make up the sublicensed separation technology are expected to remain in full force and effect until July 27, 2035.

We have not included the Pre-Purchase Term Sheet (as defined above) in the table above since the obligations under the Pre-Purchase Term Sheet are contingent upon future events, such as the triggering of a Reimbursement, as outlined previously. The Pre-Purchase Term Sheet will remain in full force and effect until the parties enter into an offtake agreement, or unless terminated earlier due to a material breach of the Pre-Purchase Term Sheet.

In addition, we enter into agreements in the normal course of business with vendors for research and development services and outsourced services, which are generally cancelable upon written notice. These payments are not included in this table of contractual obligations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors. We do not have any off-balance sheet arrangements or interests in variable interest entities that would require consolidation. Note that while certain legally binding offtake arrangements have been entered into with customers, these arrangements are not unconditional and definitive agreements subject only to customary closing conditions, and do not qualify as off-balance sheet arrangements required for disclosure.

Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

In connection with the preparation of PCT’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019, certain material weaknesses were identified in PCT’s internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of PCT’s interim or annual consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses were as follows:

•	PCT did not have sufficient, qualified personnel to determine the appropriate accounting treatment for its complex agreements or transactions that required technical accounting analysis;

•	PCT’s lack of sufficient personnel also resulted in inadequate segregation of duties in the design and operation of the internal controls over financial reporting;

•	PCT’s lack of formal processes and controls resulted in an ineffective control environment, which led to an inadequate review of the financial statements and financial reporting;

•	PCT did not design and maintain effective controls over certain information technology (“IT”) controls for information systems that are relevant to the preparation of its financial statements, specifically with respect to user access, to ensure appropriate segregation of duties that adequately restrict user access to financial applications, programs, and data to appropriate company personnel; and

•	PCT did not design and maintain effective controls surrounding the completeness and cutoff of expenses and payables, such that certain expenses paid by a related entity on behalf of PCT were not appropriately allocated to PCT, and certain transactions were recorded in the period when the invoice was received rather than accrued in the period when the activity took place.

These material weaknesses could result in a misstatement of substantially all of PCT’s accounts or disclosures, which would result in a material misstatement to the interim or annual consolidated financial statements that would not be prevented or detected. PCT has begun implementation of a plan to remediate the material weaknesses described above. Those remediation measures are ongoing and include the following:

•	Previously, there were two accounting employees; both were part time, and one of which was an accounts payable clerk. PCT management is increasing staffing and has brought in outside technical accounting resources. PCT has since hired a CFO, a Vice President of Finance, a Corporate Controller, a Plant Controller, and an AP/AR Analyst and will continue to build a qualified accounting and finance team. PCT has also engaged a public accounting firm to assist with financial reporting and advise on technical accounting issues;

•	PCT is evaluating its IT systems user access and developing formal policies; and

•	PCT is establishing a process to maintain checklists tracking related entity payments as part of its monthly close processes and is instituting policies to strengthen its receipt and processing of purchase orders to monitor accrual determinations. Furthermore, payment for almost all PCT expenses has been moved to PCT, with only a limited number of expenses paid by a related entity for situations where there is a shared contract.

PCT plans to continue to assess its internal controls and procedures and intends to take further action as necessary or appropriate to address any other matters it identifies or are brought to its attention. PCT cannot assure you that the measures it has taken to date and may take in the future will be sufficient to remediate the control deficiencies that led to PCT’s material weaknesses in internal control over financial reporting or that PCT will prevent or avoid potential future material weaknesses. The effectiveness of PCT’s internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If PCT is unable to remediate the material weaknesses, its ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, may adversely affect PCT’s reputation and business and the market price of the Combined Company’s Common Stock.

In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of the Combined Company’s securities and harm to the Combined Company’s reputation and financial condition, or diversion of financial and management resources from the operation of PCT’s business.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and condensed consolidated financial statements and accompanying notes. Although these estimates are based on the Company’s knowledge of current events and actions the Company may undertake in the future, actual results could differ from those estimates and assumptions.

Equity-Based Compensation

PCT LLC issued grants of PCT LLC incentive units to select employees and service providers. The equity-based compensation cost for the incentive units is measured at the grant date based on the fair value of the award over the requisite service period, which is the vesting period on the straight-line basis. In the event of modification, the Company recognizes the remaining compensation cost based on the grant date fair value over the new requisite service period. The Company applies a zero-forfeiture rate for its equity-based awards, as such awards have been granted to a limited number of employees and service providers. The Company revises the forfeiture rate prospectively as a change in an estimate, when a significant forfeiture or an indication that significant forfeiture occurs.

In connection with the Closing of the Business Combination, the unvested PCT LLC incentive units were converted into restricted shares of Common Stock. The restricted shares of Common Stock are subject to the same vesting schedule and forfeiture restrictions as the unvested PCT LLC incentive units to which they related.

The fair value of the awards is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:

	December 31, 2020	December 31, 2019
Expected annual dividend yield	0.0%	0.0%
Expected volatility	42.1 – 78.2%	42.1 – 67.2%
Risk-free rate of return	0.1 – 1.8%	1.55 – 2.0%
Expected option term (years)	0.14 – 4.9	1.0 – 5.0

The expected term of the restricted stock granted is determined based on the period of time the awards are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility was based on the PCT LLC’s capital structure and volatility of similar entities referred to as guideline companies. In determining similar entities, PCT LLC considered industry, stage of life cycle, size and financial leverage. The dividend yield is assumed to be zero since PCT LLC has not historically paid dividends. The fair value of the underlying Company shares was determined using a hybrid method consisting of an option pricing method and an initial public offering scenario.

Warrants

The Company measures the warrants issued to nonemployees at the fair value of the equity instruments issued as of the warrant issuance date and recognizes that amount as SG&A expense in accordance with the vesting terms of the warrant agreement. In the event that the terms of the warrants qualify as a liability, the Company accounts for the instrument as a liability recorded at fair value each reporting period through earnings.

The Company has determined the warrants issued to P&G in connection with the patent licensing agreement are liability classified. Accordingly, the warrant units are remeasured at fair value each reporting period. The Company has determined its warrant to be a Level 3 fair value measurement and has used the Black-Scholes option pricing model to calculate its fair value using the following assumptions:

Expected annual dividend yield	0.0%
Expected volatility	42.7 – 67.2%
Risk-free rate of return	1.6 –2.0%
Expected option term (years)	1.0 – 5.0

The Company determined the warrants issued in connection with Class B-1 Preferred Unit Purchase Agreement are equity classified. Accordingly, the warrant units are held at their initial fair value with no subsequent remeasurement. The Company has determined its warrant to be a Level 3 fair value measurement and has used the Black-Scholes option pricing model to calculate its fair value using the following assumptions:

Expected annual dividend yield	0.0%
Expected volatility	54.2 – 63.6%
Risk-free rate of return	1.5 – 1.7%
Expected option term (years)	4.4 – 4.7

Prior to the Business Combination, the Company determined the warrants issued to RTI in connection with the terms of a professional services agreement were equity classified. Accordingly, the warrants issued to RTI were held at their initial fair value with no subsequent remeasurement. The Company determined its warrant to be a Level 3 fair value measurement and has used the Black-Scholes option pricing model to calculate its fair value using the following assumptions:

Expected annual dividend yield	0.0%
Expected volatility	50.0%
Risk-free rate of return	2.82%
Expected option term (years)	5.0

In connection with the Business Combination, the Company modified the RTI warrant agreement to purchase 971.0 thousand shares of Company Common Stock instead of PCT LLC Class C Units on November 20, 2020. RTI can exercise these warrants upon the first anniversary of Closing of the Business Combination. The warrants expire on December 31, 2024. In connection with the closing of the Business Combination, the Company determined the warrants issued are liability classified under ASC 480. Accordingly, the warrants will be held at their initial fair value and remeasured at fair value at each subsequent reporting date with changes in the fair value presented in the statements of operations.

Recent Accounting Pronouncements

See Note 2 to the audited consolidated financial statements for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Emerging Growth Company Election

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. The Company expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare the Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, the Company intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, the Company intends to rely on such exemptions, the Company is not required to, among other things: (a) provide an auditor’s attestation report on PCT’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

The Company will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2025, (b) the last date of the Company’s fiscal year in which it had total annual gross revenue of at least $1.07 billion, (c) the date on which the Company is deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the previous three years.